2009年1月22日

発行年月日 / Date of Issue

OCIAジャパン

有機農産物外国生産行程管理者認定書

Foreign Farm Products Producer Organic Certification

建瓯绿剑食品有限公司 有机竹笋基地

福建省建瓯市玉山镇 CHINA

Certified products : Farm products (bamboo shoot)

圃場及び関連事業所は別紙参照 / Certified fields and facilities are listed on Attached (1)

09-250E

認定番号 / Accreditation number

登録認定機関OCIAジャパンは、上記事業者にＪＡＳ法に基づく
有機農産物外国生産行程管理者の認定を付与し、当認定書を交付する。

OCIA Japan has reviewed the above applicant and determined that all processes meet JAS's strict standards for Foreign Farm Products Producer.
OCIA Japan has granted certification to the above applicant.

2009年1月22日

認定年月日 / Date of Certification

OCIA JAPAN Certification Chairperson *Kazuko Moriyama*

有限会社 OCIA ジャパン

〒105-0004 東京都港区新橋4-21-7 つるや加藤ビル3A

TEL 03-5733-2267 FAX 03-5733-2268

E-mail: ocia-jp@io.ocn.ne.jp Web site: http://www.ocia-jp.com

BY-04-1